UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

 Date of report (Date of earliest event reported):      October 13, 2015

AdCare Health Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	001-33135	31-1332119
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1145 Hembree Road Roswell, Georgia 30076
(Address of Principal Executive Offices)

(678) 869-5116
(Registrant’s telephone number, including area code)

Not applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Director Appointments

On October 13, 2015, the Board of Directors (the “Board”) of AdCare Health Systems, Inc. (the “Company”) increased the size of the Board and appointed Thomas W. Knaup as a Class II Director and Allan J. Rimland as a Class III Director, effective as of October 14, 2015, to fill the newly-created directorships. Mr. Knaup and Mr. Rimland will each stand for election at the Company’s 2015 Annual Meeting of Shareholders to be held on December 10, 2015 (the “Annual Meeting”). The Board has appointed Mr. Knaup to serve on the Audit Committee, the Compensation Committee and the Nominating Committee effective as of the Annual Meeting.

From November 2014 through September 2015, Mr. Knaup provided certain insurance-related consulting services to the Company through an entity owned and controlled by him. In connection with such services, the Company issued to the entity in December 2014 a five-year warrant to purchase 224,758 shares of common stock at an exercise price of $4.04 per share. In September 2015, the Company and the entity terminated the consulting arrangement and the warrant, without it being exercised, and the Company paid $115,000 to the entity in connection therewith. Mr. Knaup will receive the same annual director fees, meeting fees and expense reimbursement for his Board service as the other independent directors receive.

Mr. Rimland has served as the Company’s President and Chief Financial Officer since April 2015. The employment agreement between Mr. Rimland and the Company acknowledges the Company’s intention to cause Mr. Rimland to be appointed to the Board at such time as it would not cause the Company to violate the NYSE MKT rules.

Director Resignation and Retirement

On October 13, 2015: (i) Christopher F. Brogdon resigned from the Board effective as of the Annual Meeting; and (ii) Philip S. Radcliffe retired from the Board effective as of the end of his term as a director, which expires at the Annual Meeting. To the knowledge of the Company, Mr. Brogdon’s resignation and Mr. Radcliffe’s retirement from the Board are not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

At the Annual Meeting, the Company’s shareholders will vote on amendments to the Company’s Articles of Incorporation and Bylaws to declassify the Board such that each director will be elected annually instead of once every three years (the “Declassification Amendment”). All of the Company’s directors (including those nominated for election at the Annual Meeting) have agreed, as of October 13, 2015 and subject to shareholder approval and effectiveness of the Declassification Amendment, to voluntarily relinquish the portion of their terms as directors which extend beyond the Company’s 2016 Annual Meeting of Shareholders, thereby permitting all directors to be up for election at such meeting.

Item 7.01	Regulation FD Disclosure

As previously disclosed, on June 11, 2015, Riverchase Village ADK, LLC (“Riverchase”) entered into an asset purchase agreement with an unrelated third party to sell the Riverchase Village facility, an assisted living facility located in Hoover, Alabama for a purchase price (as subsequently amended) of $6.9 million. Riverchase is a consolidating variable interest entity of the Company which is owned and controlled by Christopher Brogdon, a director and greater than 5% beneficial holder of the Company’s common stock. The sale of Riverchase Village was scheduled to close on or before July 31, 2015, but the closing date was originally extended to August 31, 2015, and was subsequently extended to September 30, 2015. On October 15, 2015, Riverchase and the unrelated third party amended the asset purchase agreement, effective September 30, 2015, to provide for a closing on or before November 30, 2015. The sale is subject to the completion of satisfactory due diligence, the receipt of required licenses and other state regulatory approvals, and the satisfaction of other customary closing conditions.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2015	ADCARE HEALTH SYSTEMS, INC.

/s/ Allan J. Rimland
Allan J. Rimland
President and Chief Financial Officer

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